Exhibit 99.1

AGCO Corporation	NEWS RELEASE
www.agcocorp.com

For Immediate Release	CONTACT:
Tuesday, April 29, 2008	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS FIRST QUARTER RESULTS
34% Sales Growth Produces Record First Quarter Earnings
     DULUTH, GA – April 29 – AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported record sales of $1.8 billion and record net income of $0.63 per share for the first quarter of 2008. Adjusted net income, which excludes restructuring and other infrequent expenses, was also $0.63 per share for the first quarter of 2008. These results compare to reported and adjusted net income of $0.26 per share for the first quarter of 2007. Net sales for the first quarter of 2008 increased approximately 21% compared to the same period in 2007, excluding the favorable impact of currency translation.
     “We are pleased to announce record first quarter results,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “We benefited from double digit sales growth in all of our reporting segments, and an increase in our consolidated operating margin of approximately 1.9%. Improved farm economics are generating strong market conditions across the globe. The combination of our quality products and our superior dealer networks are allowing us to take advantage of the healthy markets. AGCO’s focus on the professional farming segment also is producing results as our sales of high horsepower tractors and combines showed robust growth in the first quarter of 2008 compared to the same period in 2007. These premium products are delivering productivity to our professional farming customers while contributing to AGCO’s margin expansion.”
     “Our first quarter results also included increasing investments in initiatives aimed at AGCO’s long-term growth and profitability improvement,” continued Mr. Richenhagen. “Higher engineering and capital expenditures funded a long list of product enhancements and investments in our manufacturing facilities and new systems. Design work continued on new harvesting products that will be introduced in the coming years focused on providing leading-edge harvesting technology to the family of AGCO brands. Efficiency improvements at our Fendt plant in Marktoberdorf, Germany are now complete and have allowed us to meet record demand for our Fendt tractors. We also are targeting investments to improve our distribution, expand our reach and upgrade our customer service.”
AGCO · CHALLENGER · FENDT · GLEANER · HESSTON · MASSEY FERGUSON · ROGATOR
SPRA-COUPE · SUNFLOWER · TERRAGATOR · VALTRA · WHITE PLANTERS

     First Quarter Results
     Net sales for the first quarter of 2008 increased to $1,786.6 million compared to $1,332.6 million for the first quarter of 2007. For the first quarter of 2008, AGCO reported net income of $62.3 million, or $0.63 per share. For the first quarter of 2007, AGCO reported net income of $24.5 million, or $0.26 per share.
     AGCO’s net sales, excluding the impact of currency translation of $173.9 million, increased approximately 21% in the first quarter of 2008 compared to the same period in 2007. Strong global market conditions contributed to increases in all four of AGCO’s geographical segments, with the largest percentage increase in South America. Improved market conditions in Brazil contributed to first quarter net sales growth for the South American segment of approximately 44% when compared to the first quarter of 2007, excluding the impact of currency translation. First quarter net sales in the Europe/Africa/Middle East region increased approximately 20%, excluding the impact of currency translation, versus the same period in 2007, where growth was strongest in Germany, France and Eastern Europe. In North America, increases in high horsepower tractors and combines produced first quarter net sales growth of approximately 10% compared to the first quarter of 2007, excluding the impact of currency translation. In the first quarter of 2008, net sales grew approximately 28% in AGCO’s Asia/Pacific region, excluding the impact of currency translation.
     For the first quarter of 2008, income from operations increased approximately $48.6 million compared to the same period in 2007, resulting from the increase in net sales, an improved product mix and the efficiencies from higher production. Unit production of tractors and combines for the first quarter of 2008 was approximately 25% above 2007 levels.
     In AGCO’s Europe/Africa/Middle East (EAME) region, income from operations increased approximately $50.3 million in the first quarter of 2008 compared to the first quarter of 2007, due to higher sales volumes, a favorable product mix and positive currency impacts. Sales and production of high margin Fendt tractors increased significantly from 2007 levels, which had been negatively impacted by supplier constraints and the timing of new product introductions. EAME operating margins expanded to 9.3% in the first quarter of 2008 compared to 6.0% in the first quarter of 2007 as product and brand mix returned to more normal levels.
     Income from operations in AGCO’s South America region increased approximately $14.7 million for the first quarter of 2008 compared to the same period in 2007. Industry demand in South America was above 2007 levels, resulting in an increase in AGCO’s net sales for the first quarter of 2008. Higher sales and production volumes offset the negative impact of currency on goods manufactured in Brazil and exported to other South American countries.
     In North America, income from operations decreased approximately $5.7 million in the first quarter of 2008 compared to the first quarter of 2007. Income from operations in the first quarter of 2008 was lower primarily due to negative currency impacts on products sourced from Brazil and Europe, partially offset by sales growth.
     Income from operations in the Asia/Pacific region increased approximately $2.7 million in the first quarter of 2008 compared to 2007. The growth in operating income was primarily due to increased sales volumes resulting from improving market conditions in Australia.

     Regional Market Results
     North America – Industry unit retail sales of tractors for the first quarter of 2008 decreased approximately 11% over the comparable prior year period resulting from significant decreases in the compact and utility tractor segments partially offset by strong increases in unit retail sales of high horsepower tractors. Industry unit retail sales of combines for the first quarter of 2008 increased approximately 12% from the prior year period. AGCO’s unit retail sales of tractors were lower in the first quarter of 2008 compared to 2007. However, AGCO’s unit retail sales of high horsepower tractors and combines both grew in the first quarter of 2008 when compared to the same period in 2007.
     Europe – Industry unit retail sales of tractors for the first quarter of 2008 increased approximately 3% compared to the prior year period. Retail demand in Europe grew in France, the United Kingdom, Spain and Eastern Europe, but declined in Finland, Italy and Scandinavia. AGCO’s European unit retail sales of tractors for the first quarter of 2008 were relatively flat when compared to the prior year period.
     South America – Industry unit retail sales of tractors increased approximately 45% and industry unit retail sales of combines increased approximately 77% for the first quarter of 2008 compared to the prior year period. Industry unit retail sales of tractors in the major markets of Brazil and Argentina increased approximately 47% and 64%, respectively, during the first quarter of 2008 compared to 2007. AGCO’s South American unit retail sales of tractors and combines also increased in the first quarter of 2008 compared to 2007.
     Rest of World Markets – Outside of North America, Europe and South America, AGCO’s net sales for the first quarter of 2008 were approximately 15.7% higher than 2007 due to higher sales in Australia and New Zealand.
     “Many of the conditions that support commodity prices were present in the first quarter, including the increasing demand for crops used in food, animal feed, fiber and fuels. The elevated commodity prices supported agricultural industry demand across our major markets in the first quarter,” stated Mr. Richenhagen. “In Brazil, industry volumes have risen to near prior peak levels and strong farm balance sheets in Europe have kept industry sales high. Record 2007 farm income in the United States is driving growth in equipment sales, especially in the professional farming segment.”
     Outlook
     Worldwide industry retail sales of farm equipment in 2008 are expected to increase from strong 2007 levels. In North America, weaker overall economic conditions are expected to produce declines in industry retail sales of low and medium horsepower tractors, but improved 2008 farm income is projected to result in increased industry retail sales of high horsepower tractors and combines compared to 2007. In South America, favorable farm fundamentals in Brazil and Argentina are expected to produce increased industry retail sales. In Europe, continued market expansion in Eastern Europe is expected to augment healthy retail sales in Western Europe.

     For the full year of 2008, AGCO is targeting earnings per share in a range from $3.00 to $3.15. The projected increase in earnings is expected to result from net sales growth of between 20% and 22% compared to 2007.  Projected operating margin improvement in 2008 resulting from higher sales volumes and cost reduction efforts is expected to be limited by spending on our strategic initiatives as well as the negative impact of currency translation.
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     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, April 29, 2008. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Media/Calendar of Events” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements that are not historical facts, including the projections of retail sales, farm income, industry demand, net sales, earnings per share, operating margins and product introductions are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including increases in oil costs, will adversely affect us.

•	Our success depends on the introduction of new products, which require substantial expenditures and may not be well received in the market place.

•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Currency exchange rate and interest rate changes can adversely affect the competitiveness and profitability of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws subject us to the risks of work interruption or stoppage and could cause our costs to be higher.

•	We have significant pension obligations with respect to our employees.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
* * * * *
     About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,000 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra® and White™ Planters. AGCO provides retail financing through AGCO Finance. The Company is headquartered in Duluth, Georgia and, in 2007, had net sales of $6.8 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$250.5	$582.4
Accounts and notes receivable, net	867.1	766.4
Inventories, net	1,498.2	1,134.2
Deferred tax assets	51.1	52.7
Other current assets	211.2	186.0

Total current assets	2,878.1	2,721.7
Property, plant and equipment, net	806.7	753.0
Investment in affiliates	302.8	284.6
Deferred tax assets	83.1	89.1
Other assets	68.0	67.9
Intangible assets, net	208.7	205.7
Goodwill	706.4	665.6

Total assets	$5,053.8	$4,787.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$—	$0.2
Convertible senior subordinated notes	402.5	402.5
Accounts payable	923.2	827.1
Accrued expenses	769.9	773.2
Other current liabilities	80.2	80.3

Total current liabilities	2,175.8	2,083.3
Long-term debt, less current portion	315.9	294.1
Pensions and postretirement health care benefits	150.6	150.3
Deferred tax liabilities	162.1	163.6
Other noncurrent liabilities	57.0	53.3

Total liabilities	2,861.4	2,744.6

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	946.6	942.7
Retained earnings	1,081.6	1,020.4
Accumulated other comprehensive income	163.3	79.0

Total stockholders’ equity	2,192.4	2,043.0

Total liabilities and stockholders’ equity	$5,053.8	$4,787.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2008	2007
Net sales	$1,786.6	$1,332.6
Cost of goods sold	1,471.4	1,113.2

Gross profit	315.2	219.4

Selling, general and administrative expenses	170.6	137.2
Engineering expenses	45.4	32.4
Restructuring and other infrequent expenses	0.1	—
Amortization of intangibles	4.9	4.2

Income from operations	94.2	45.6

Interest expense, net	5.1	6.7
Other expense, net	6.0	8.6

Income before income taxes and equity in net earnings of affiliates	83.1	30.3

Income tax provision	29.8	12.8

Income before equity in net earnings of affiliates	53.3	17.5

Equity in net earnings of affiliates	9.0	7.0

Net income	$62.3	$24.5

Net income per common share:

Basic	$0.68	$0.27

Diluted	$0.63	$0.26

Weighted average number of common and common equivalent shares outstanding:
Basic	91.6	91.3

Diluted	99.3	94.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$62.3	$24.5

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	31.0	26.2
Deferred debt issuance cost amortization	1.0	1.1
Amortization of intangibles	4.9	4.2
Stock compensation	6.6	1.7
Equity in net earnings of affiliates, net of cash received	(5.3)	(3.1)
Deferred income tax provision	3.4	2.4
Gain on sale of property, plant and equipment	(0.1)	—
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(66.2)	(58.8)
Inventories, net	(309.9)	(150.9)
Other current and noncurrent assets	(19.1)	17.2
Accounts payable	47.6	(29.0)
Accrued expenses	(29.3)	(64.7)
Other current and noncurrent liabilities	(9.0)	(6.8)

Total adjustments	(344.4)	(260.5)

Net cash used in operating activities	(282.1)	(236.0)

Cash flows from investing activities:
Purchase of property, plant and equipment	(45.9)	(23.7)
Proceeds from sales of property, plant and equipment	0.2	0.3
Investments in unconsolidated affiliates	(0.2)	—

Net cash used in investing activities	(45.9)	(23.4)

Cash flows from financing activities:
(Repayments of) proceeds from debt obligations, net	(2.7)	10.1
Proceeds from issuance of common stock	0.1	6.0
Payment of minimum tax withholdings on stock compensation	(2.4)	—
Payment of debt issuance costs	—	(0.2)

Net cash (used for) provided by financing activities	(5.0)	15.9

Effect of exchange rate changes on cash and cash equivalents	1.1	(0.2)

Decrease in cash and cash equivalents	(331.9)	(243.7)
Cash and cash equivalents, beginning of period	582.4	401.1

Cash and cash equivalents, end of period	$250.5	$157.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     During the first quarter of 2008 and 2007, the Company recorded approximately $6.6 million and $1.9 million, respectively, of stock compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (Revised 2004), “Share-Based Payment.” The stock compensation expense was recorded as follows:

	Three Months Ended
	March 31,
	2008	2007
Cost of goods sold	$0.2	$0.1
Selling, general and administrative expenses	6.4	1.8

Total stock compensation expense	$6.6	$1.9

2. INDEBTEDNESS
     Indebtedness consisted of the following at March 31, 2008 and December 31, 2007:

	March 31,	December 31,
	2008	2007
6 7/8% Senior subordinated notes due 2014	$315.7	$291.8
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
1 1/4% Convertible senior subordinated notes due 2036	201.3	201.3
Other long-term debt	0.2	2.5

	718.5	696.9
Less: Current portion of long-term debt	—	(0.2)
1 3/4% Convertible senior subordinated notes due 2033	(201.3)	(201.3)
1 1/4% Convertible senior subordinated notes due 2036	(201.3)	(201.3)

Total indebtedness, less current portion	$315.9	$294.1

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and 1 1/4% convertible senior subordinated notes due 2036 may convert the notes, if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes, for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of March 31, 2008 and December 31, 2007, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of both notes for at least 20 trading days in the 30 consecutive trading days ending March 31, 2008 and December 31, 2007, and therefore, the Company classified both notes as current liabilities. Future classification of the notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters. The Company believes it is unlikely the holders of the notes would convert the notes under the provisions of the indenture agreement, thereby requiring the Company to repay the principal portion in cash. In the event the notes were converted, the Company believes it could repay the notes with available cash on hand, funds from the Company’s existing $300.0 million multi-currency revolving credit facility, or a combination of these sources.

3. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is current replacement cost (by purchase or by reproduction dependent on the type of inventory). In cases where market exceeds net realizable value (i.e., estimated selling price less reasonably predictable costs of completion and disposal), inventories are stated at net realizable value. Market is not considered to be less than net realizable value reduced by an allowance for an approximately normal profit margin.
     Inventories at March 31, 2008 and December 31, 2007 were as follows:

	March 31,	December 31,
	2008	2007
Finished goods	$595.0	$391.7
Repair and replacement parts	391.6	361.1
Work in process	155.7	88.3
Raw materials	355.9	293.1

Inventories, net	$1,498.2	$1,134.2

4. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States and Canadian securitization facilities and through a qualifying special purpose entity in the U.K. under its European securitization facility. Outstanding funding under these facilities totaled approximately $497.8 million at March 31, 2008 and $446.3 million at December 31, 2007. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $6.2 million and $6.7 million for the three months ended March 31, 2008 and 2007, respectively.
     The Company has an agreement to permit transferring, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company will continue to service the receivables. As of March 31, 2008, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $76.5 million compared to approximately $73.3 million as of December 31, 2007.
5. EARNINGS PER SHARE
     The Company’s $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes and its $201.3 million aggregate principal amount of 1 1/4% convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock for the excess conversion value using the treasury stock method. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three months ended March 31, 2008 and 2007 is as follows:

	Three Months Ended March 31,
	2008	2007
Basic net income per share:
Net income	$62.3	$24.5

Weighted average number of common shares outstanding	91.6	91.3

Basic net income per share	$0.68	$0.27

Diluted net income per share:
Net income for purposes of computing diluted net income per share	$62.3	$24.5

Weighted average number of common shares outstanding	91.6	91.3
Dilutive stock options, performance share awards and restricted stock awards	0.3	0.3
Weighted average assumed conversion of contingently convertible senior subordinated notes	7.4	3.2

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	99.3	94.8

Diluted net income per share	$0.63	$0.26

6. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2008 and 2007 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
March 31,	America	America	Middle East	Pacific	Consolidated
2008
Net sales	$367.7	$321.4	$1,045.5	$52.0	$1,786.6
(Loss) income from operations	(13.0)	34.4	97.4	5.8	124.6

2007
Net sales	$326.8	$189.3	$780.1	$36.4	$1,332.6
(Loss) income from operations	(7.3)	19.7	47.1	3.1	62.6

     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended
	March 31,
	2008	2007
Segment income from operations	$124.6	$62.6
Corporate expenses	(19.0)	(11.0)
Stock compensation expense	(6.4)	(1.8)
Restructuring and other infrequent expenses	(0.1)	—
Amortization of intangibles	(4.9)	(4.2)

Consolidated income from operations	$94.2	$45.6

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended March 31, 2008 and 2007:

	Three months ended March 31,
	2008			2007
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$94.3	$62.4	$0.63	$45.6	$24.5	$0.26
Restructuring and other infrequent expenses (2)	0.1	0.1	—	—	—	—

As reported	$94.2	$62.3	$0.63	$45.6	$24.5	$0.26

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the first quarter of 2008 related primarily to severance costs associated with the Company’s rationalization of its Valtra sales office located in France.